Exhibit 99.1

KalVista Pharmaceuticals Reports Fiscal First Quarter Results

– Phase 2 Clinical Trial of KVD900 for On-Demand Oral Treatment of Hereditary Angioedema (HAE) Attacks Expected to Complete in Late 2019 –

– KVD001 Phase 2 Clinical Trial for Patients with Diabetic Macular Edema (DME) Data Expected in Q4 2019 –

Cambridge, MA and Salisbury, England September 9, 2019 – KalVista Pharmaceuticals, Inc. (NASDAQ: KALV), a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors, today provided an operational update and released financial results for the fiscal first quarter ended July 31, 2019.

“With enrollment complete in our Phase 2 trial for KVD001, we expect data in the fourth quarter of 2019,” said Andrew Crockett, Chief Executive Officer of KalVista. “Our second ongoing Phase 2 trial, with KVD900 for on-demand treatment of hereditary angioedema attacks is currently enrolling, and we continue to expect to complete that trial late this year. On the research side, our team continues to work on our earlier stage programs including KVD824, for which we expect to announce further development plans in the first half of 2020.”

First Quarter and Recent Business Highlights:

•	Opened an Investigational New Drug (IND) Application for KVD900 with the U.S. Food and Drug Administration (FDA) to enable clinical development in the United States.

Fiscal First Quarter Financial Results:

•

Revenue: Revenue was $3.4 million for the three months ended July 31, 2019, compared to $3.7 million for the same period in 2018. Revenue in the three months ended July 31, 2019 consisted of the recognition of a portion of the upfront payment from Merck related to the agreement signed in October 2017.

•

R&D Expenses: Research and development expenses were $9.7 million for the three months ended July 31, 2019, compared to $8.4 million for the same period in 2018. The increase in R&D expense primarily reflects the ongoing clinical trial for KVD900 and an increase in preclinical activities. These increases in expense were somewhat offset by a decrease in expense related to KVD001 as it heads toward completion of a Phase 2 clinical trial later this year.

•

G&A Expenses: General and administrative expenses were $3.2 million for the three months ended July 31, 2019, compared to $2.4 million for the same period in 2018. The increase was primarily due to an increase in compensation related expenses and professional fees in the three months ended July 31, 2019 compared to those incurred in the same period in 2018.

•

Net Loss: Net loss was $7.3 million, or $(0.42) per basic and diluted share for the three months ended July 31, 2019, compared to a net loss of $5.0 million, or $(0.47) per basic and diluted share, for the same period in 2018.

•	Cash: Cash, cash equivalents and marketable securities were $100.4 million as of July 31, 2019.

About KalVista Pharmaceuticals, Inc.

KalVista Pharmaceuticals, Inc. is a pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors for diseases with significant unmet need. The initial focus is on inhibitors of plasma kallikrein, which is an important component of the body’s inflammatory response and which, in excess, can lead to increased vascular permeability, edema and inflammation. KalVista has developed a proprietary portfolio of novel, small molecule plasma kallikrein inhibitors initially targeting hereditary angioedema (HAE) and diabetic macular edema (DME). The Company has created a structurally diverse portfolio of oral plasma kallikrein inhibitors and is advancing multiple drug candidates for HAE as well as DME. The Company has selected KVD900 as its program to be advanced as an on-demand therapy for acute HAE attacks and commenced a Phase 2 proof-of-concept study in HAE patients in late 2018. In DME, KalVista’s most advanced program, an intravitreally administered plasma kallikrein inhibitor known as KVD001, began a Phase 2 clinical trial in 2017 that is anticipated to report data in the fourth quarter of 2019.

For more information, please visit www.kalvista.com.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, available funding, our cash runway, potential future clinical trial timing and results. Further information on potential risk factors that could affect our business and its financial results are detailed in the annual report on Form 10-K filed on July 16, 2019 and other reports as filed from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

KalVista Pharmaceuticals Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(Unaudited)

	July 31,	April 30,
	2019	2019
Assets
Current assets:
Cash and cash equivalents	$30,107	$32,006
Marketable securities	70,259	68,805
Research and development tax credit receivable	12,625	11,315
Prepaid expenses and other current assets	2,728	3,420
Total current assets	115,719	115,546
Right of use assets	1,737	—
Property and equipment, net	2,255	2,413
Other assets	173	173
Total assets	$119,884	$118,132
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,103	$2,860
Accrued expenses	4,261	5,647
Deferred revenue - current portion	6,023	9,545
Lease liability - current portion	580	—
Total current liabilities	13,967	18,052
Long-term liabilities:
Deferred revenue - net of current portion	2,873	3,342
Lease liability - net of current portion	1,177	—
Total long-term liabilities	4,050	3,342
Stockholders’ equity:
Common stock, $0.001 par value	18	17
Additional paid-in capital	203,650	191,123
Accumulated deficit	(99,814)	(92,476)
Accumulated other comprehensive loss	(1,987)	(1,926)
Total stockholders’ equity	101,867	96,738
Total liabilities and stockholders' equity	$119,884	$118,132

KalVista Pharmaceuticals Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended
	July 31,
	2019	2018

Revenue	$3,369	$3,718
Operating expenses:
Research and development	9,686	8,356
General and administrative	3,247	2,371
Total operating expenses	12,933	10,727
Operating loss	(9,564)	(7,009)

Other income:
Interest income	590	89
Foreign currency exchange gain (loss)	(453)	67
Other income	2,089	1,823
Total other income	2,226	1,979
Net loss	$(7,338)	$(5,030)

Net loss per share, basic and diluted	$(0.42)	$(0.47)

Weighted average common shares outstanding, basic and diluted	17,488,997	10,799,895

KalVista Pharmaceuticals Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended
	July 31,
	2019	2018

Cash Flows from Operating Activities
Net loss	$(7,338)	$(5,030)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	121	50
Stock-based compensation expense	1,074	347
Realized (gain) loss from available for sale securities	(29)	—
Amortization of right of use assets	138	—
Amortization of discount/premium on available for sale securities	35	—
Foreign currency remeasurement loss	454	6
Changes in operating assets and liabilities:
Research and development tax credit receivable	(2,060)	919
Prepaid expenses and other current assets	561	(69)
Other assets	—	—
Accounts payable	392	1,126
Accrued expenses	(1,117)	157
Lease obligations	(137)	—
Deferred revenue	(3,369)	(3,718)
Net cash used in operating activities	(11,275)	(6,212)

Cash Flows from Investing Activities
Acquisition of property and equipment	(98)	(565)
Purchases of available for sale securities	(19,646)	—
Sales and maturities of available for sale securities	18,214	—
Net cash used in investing activities	(1,530)	(565)

Cash Flows from Financing Activities
Capital lease principal payments	(54)	(52)
Proceeds from issuance of common stock from equity incentive plans	32	—
Proceeds from issuance of common stock, net of $123 of offering expenses	11,422	5,000
Net cash provided by financing activities	11,400	4,948
Effect of exchange rate changes on cash and cash equivalents	(494)	(1,156)
Net decrease in cash and cash equivalents	(1,899)	(2,985)
Cash and cash equivalents, beginning of period	32,006	51,055
Cash and cash equivalents, end of period	$30,107	$48,070

Contact:

KalVista Pharmaceuticals, Inc.

Leah Monteiro

Senior Director, Corporate Communications & Investor Relations

857-999-0808

leah.monteiro@kalvista.com

5